The Board of Directors
Access Power, Inc.




We consent to the use of our report dated March 23, 1999 in the Registration Statement on Form S - 8 for the registration of 2,500,000 of its common stock and to the reference to our firm under the heading "experts" therein.





/s/ Parks, Tschopp, Whitcomb & Orr, P.A.

Parks, Tschopp, Whitcomb & Orr, P.A.
Maitland, Florida
April 21, 1999